UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2014

HARVEST NATURAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-10762	77-0196707
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

(Address of principal executive offices) (Zip Code)

(281) 899-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 4, 2014, Harvest Natural Resources, Inc. (the “Company”) entered into a Distribution Agreement (the “Agreement”) with Raymond James & Associates, Inc. (the “Agent”). Pursuant to the terms of the Agreement, the Company may sell from time to time through the Agent, as the Company’s sales agent, common stock of the Company having an aggregate offering price of up to $75 million (the “Shares”). The Shares will be issued pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-197345).

Sales of the Shares, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices or as otherwise agreed by the Company and the Agent. Under the terms of the Agreement, the Company may also sell the Shares from time to time to the Agent as principal for its own account at a price to be agreed upon at the time of sale. Any sale of the Shares to the Agent as principal would be pursuant to the terms of a separate agreement between the Company and the Agent.

The foregoing description of the Agreement in this report does not purport to be complete and is qualified by reference to the full text of the Agreement, which is filed as Exhibit 1.1 hereto. The legal opinion and consent relating to the Shares are included as Exhibits 5.1 and 23.1, respectively, hereto.

Item 7.01	Regulation FD Disclosure.

On September 5, 2014, the Company issued a press release, a copy of which is furnished as Exhibit 99.1 hereto, announcing the Agreement and the offering of the Shares.

Item 9.01	Exhibits.

(d) Exhibits.

1.1	Distribution Agreement, dated September 4, 2014, by and between the Company and Raymond James & Associates, Inc.
5.1	Opinion of Fulbright & Jaworski LLP
23.1	Consent of Fulbright & Jaworski LLP (Included in Exhibit 5.1)
99.1	Press release of Harvest Natural Resources, Inc., dated September 5, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARVEST NATURAL RESOURCES, INC.

Dated: September 5, 2014

	By:	/s/ Keith L. Head
Keith L. Head
Vice President and General Counsel

EXHIBIT INDEX

1.1	Distribution Agreement, dated September 4, 2014, by and between the Company and Raymond James & Associates, Inc.
5.1	Opinion of Fulbright & Jaworski LLP
23.1	Consent of Fulbright & Jaworski LLP (Included in Exhibit 5.1)
99.1	Press release of Harvest Natural Resources, Inc., dated September 5, 2014